EXHIBIT 11.1

                           SIERRA MONITOR CORPORATION

                       NET EARNINGS PER SHARE COMPUTATIONS

                                   (unaudited)

                                        (All amounts in thousands except per share data)

                                           Three Months Ended     Six Months Ended

                                            June 30,  June 30,   June 30,    June 30,
                                            --------  --------   --------    --------
                                             1997       1996      1997         1996
                                             ----       ----      ----         ----

Weighted average shares outstanding

          Common Stock                      10,410     10,322     10,410      10,300

          Common Stock equivalents -

                options                        409        415       --           386
                                          --------   --------   --------    --------
          Total weighted average shares

                outstanding                 10,819     10,737     10,410      10,686

                                          ========   ========   ========    ========
Net income (loss)                         $     20   $     88   $    (30)   $     20
                                          ========   ========   ========    ========

Net income (loss) per share               $   0.00   $   0.01   $   0.00    $   0.00
                                          ========   ========   ========    ========

Note: Common stock equivalents were excluded from the net loss per share computations due to the antidilutive effect.